October 29, 2024

Valero Energy Corporation

P.O. Box 696000

San Antonio, Texas 78269-6000

Attention: Corporate Secretary

Re: Section 16 Reporting

The undersigned hereby constitutes and appoints Richard J. Walsh, Jude A. Dworaczyk, and Ethan A. Jones, or any of them, each with power to act without the other, as my true and lawful attorneys-in-fact and agents, for me in my name, place and stead, to sign and file any Form ID, Form 3, Form 4, Form 5, or related instrument, certificate or document (including amendments to these forms and documents) required to be filed by me pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, with respect to the Common Stock, $.01 par value, and any other equity securities of Valero Energy Corporation. This authority shall remain in full force and effect until revoked by me in writing.

Each attorney-in-fact and agent is hereby authorized to file or cause to be filed with the Securities and Exchange Commission a duplicate of this letter to serve as confirmation of the authority of such attorney-in-fact and agent to file such forms.

Very truly yours,
/s/ Eric A. Fisher
Eric A. Fisher